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                      M 0 R T G A G E  C 0 R P 0 R A T I 0 N



           Management's Assertion on Compliance With Minimum Servicing
                           Standards Set Forth in the
             UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS



                              Report of Management

We,  as  members  of  management  of  Transworld   Mortgage   Corporation   (the
"Corporation"), are responsible for complying with the minimum servicing standards as set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS ("USAP"). We are also responsible for establishing and maintaining effective internal control over compliance with these standards. We have performed an evaluation of the Corporation's compliance with the minimum servicing standards as set forth in the USAP as of December 31, 1996, and for the period then ended. Based on this evaluation, we assert that during the year ended December 31, 1996, the Corporation complied with the minimum servicing standards set forth in the USAP.

As of and for this same period, the Corporation had in effect a fidelity bond and errors and omissions policy in the amount of $3.6 million.


                              /s/ Linda J. Shelton
                             Linda J. Shelton, Vice President of Quality Control



       13111 NORTHWEST FREEWAY HOUSTON, TEXAS 77040-6311  (713) 895-6600
                     P.O. BOX 1529 HOUSTON, TEXAS 77210-1529